Exhibit 23.1

Consent of Independent Registered Public Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 12, 2007, which appears in the annual report on Form 10-KSB of Turbine Track Engines, Inc. for the year ended December 31, 2006, and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in this registration statement.

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

June 4, 2007

Pender Newkirk & Company LLP • Certified Public Accountants

100 South Ashley Drive • Suite 1650 • Tampa, Florida 33602 • (813) 229-2321 • Fax: (813) 229-2359

PCAOB Registered

Member of AGN International, Ltd. - A Worldwide Association of Separate and Independent Accounting and Consulting Firms

Member of Private Companies Practice Section and Center for Audit Quality of the American Institute of Certified Public Accountants